Exhibit 99.1

FOR IMMEDIATE RELEASE: January 17, 2013

Capital One Reports Fourth Quarter 2012 Net Income of $843 million,

or $1.41 per share

Earnings for full year 2012 were $3.5 billion, or $6.16 per share

McLean, Va. (January 17, 2013) – Capital One Financial Corporation (NYSE: COF) today announced net income for the full year 2012 of $3.5 billion, or $6.16 per diluted common share, compared with net income of $3.1 billion, or $6.80 per diluted common share, for 2011. Results for 2012 reflect the impacts of acquisition-related accounting and an increase in the number of shares outstanding. Net income for the fourth quarter of 2012 was $843 million, or $1.41 per diluted common share, compared with net income of $1.2 billion, or $2.01 per diluted common share, for the third quarter of 2012, and net income of $407 million, or $0.88 per diluted common share, for the fourth quarter of 2011.

“Seasonal expense and margin trends led to a reduction in fourth quarter earnings compared to the previous quarter,” said Gary L. Perlin, Capital One’s Chief Financial Officer. “With a few exceptions largely related to these seasonal patterns, fourth quarter 2012 results give us a good picture of what to expect in terms of pre-provision earnings in 2013, assuming little change in the external environment.”

The company expects average quarterly revenue levels in 2013 to be consistent with the fourth quarter of 2012, as a modest decline in earning assets will be offset by a steady to slightly higher net interest margin. Overall, the company expects non-interest expense to be, on average, just over $3.1 billion per quarter, reflecting a modest decline in quarterly expenses relative to seasonally elevated operating and marketing costs in the fourth quarter of 2012.

Capital One Fourth Quarter 2012 Earnings

“Capital One remains well positioned to deliver sustained shareholder value through sure-footed execution, substantial capital generation, and disciplined capital allocation for the benefit of our shareholders,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “As a first step, we expect to return to a meaningful dividend in 2013, following the completion of the current CCAR process.”

Total Company Results

All comparisons in the following paragraphs are for the fourth quarter of 2012 compared with the third quarter of 2012 unless otherwise noted.

Loans and Deposits

Period-end loans held for investment increased $2.8 billion to $205.9 billion. Commercial Banking’s period-end loans increased $1.6 billion, or 4 percent, to $38.8 billion, and period-end loans in Auto Finance grew $689 million, or 3 percent, to $27.1 billion due to strong growth in both businesses. Domestic Card period-end loans increased $2.5 billion as seasonal growth at the end of the fourth quarter was partially offset by expected run-off in acquired credit card loans and the continued run-off of installment loans. Period-end loans in Home Loans decreased $2.2 billion, or 5 percent, to $44.1 billion, driven by the continued run-off of acquired portfolios.

Average loans in the quarter were essentially flat at $202.9 billion. Average loans in Commercial Banking grew $831 million and Auto Finance average loans grew $958 million. Average Domestic Card loan growth of $216 million was modest compared with the growth in period-end loans reflecting the magnitude of the increase in period-end loans driven by our partnerships portfolio. Average Home Loans decreased by $2.0 billion, driven largely by the continued run-off of acquired portfolios.

Period-end total deposits decreased $770 million to $212.5 billion, driven by a reduction in deposits in legacy banking segments. Average deposits in the quarter were essentially flat and deposit interest rates declined 5 basis points to 0.72 percent.

Capital One Fourth Quarter 2012 Earnings

Revenues

Total net revenue for the fourth quarter of 2012 was $5.6 billion, a decline of $158 million, or 3 percent, almost entirely driven by higher levels of estimated uncollectible finance charges and fees in the company’s Domestic Card business. This was due to seasonally higher levels of finance charge and fee reversal and a higher portion of the uncollectible finance charges and fees being recognized as a reduction of net revenue instead of being offset against the SOP 03-3 credit mark on acquired delinquent non-revolving credit card loans.

The higher levels of estimated uncollectible finance charges and fees coupled with a substantial increase in the proportion of lower-yielding cash and investment securities in anticipation of the call of high coupon trust securities resulted in a decrease in net interest margin of 45 basis points to 6.52 percent. Cost of funds in the fourth quarter declined 7 basis points to 0.99 percent.

Non-Interest Expense

Operating expenses were $2.9 billion in the fourth quarter, an increase of $133 million, or 5 percent, driven by higher year-end expense patterns and somewhat higher integration expenses. Marketing expense increased $77 million in the quarter to $393 million.

Provision for Credit Losses

Provision for credit losses was $1.2 billion in the quarter, up $137 million from the previous quarter, largely caused by an increasingly lower proportion of charge-offs related to acquired delinquent non-revolving credit card loans being absorbed by the SOP 03-3 credit mark than was absorbed in the third quarter and an expected seasonal increase to the underlying Domestic Card portfolio.

The net charge-off rate was 2.26 percent in the fourth quarter of 2012, an increase of 51 basis points from 1.75 percent in the third quarter, largely because of the diminishing impact of the credit mark discussed above. The net charge-off rate for Domestic Card increased to 4.35 percent from 3.04 percent, also driven by seasonality and the diminishing impact of the credit mark described above. The net charge-off rate for Auto Finance increased 45 basis points, while the rate for Commercial Banking increased 10 basis points.

Capital One Fourth Quarter 2012 Earnings

Net Income

Net income decreased 28 percent in the fourth quarter driven by lower revenue and higher non-interest and credit expenses.

Capital Ratios

The company’s estimated Tier 1 common ratio was approximately 11.0 percent as of December 31, 2012, up from 10.7 percent as of September 30, 2012.

Detailed segment information will be available in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on January 17, 2013 at 5:00 PM, Eastern Standard Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation to GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through January 31, 2013 at 10:00 PM.

Forward-looking Statements

The company cautions that its current expectations in this release dated January 17, 2013 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things: strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the acquisition of ING Direct and HSBC’s U.S. Card business (the “Transactions”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among

Capital One Fourth Quarter 2012 Earnings

other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions in the credit environment); financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder and regulations governing bank capital and liquidity standards, including Basel-related initiatives; the possibility that the company may not fully realize the projected cost savings and other projected benefits of the Transactions; difficulties and delays in integrating the assets and businesses acquired in the Transactions; business disruption following the Transactions; diversion of management time on issues related to the Transactions, including integration of the assets and businesses acquired; reputational risks and the reaction of customers and counterparties to the Transactions; disruptions relating to the Transactions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the Transactions; the accuracy of estimates and assumptions the company uses to determine the fair value of assets acquired and liabilities assumed in the Transactions; developments, changes or actions relating to any litigation matter involving the company; the inability to sustain revenue and earnings growth; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for the nature of our business; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; the company’s ability to recruit and retain experienced personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011.

Capital One Fourth Quarter 2012 Earnings

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $212.5 billion in deposits and $312.9 billion in total assets outstanding as of December 31, 2012. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. ING DIRECT, a division of Capital One, N.A., offers direct banking products and services to customers nationwide. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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